UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 6, 2023

ALTITUDE INTERNATIONAL HOLDINGS, INC.

(Exact name of Registrant as specified in its Charter)

New York	000-55639	13-3778988
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

4500 SE Pine Valley Street, Port St. Lucie, FL 34952

(Address of Principal Executive Offices)

772-323-0625

(Registrant’s Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Agreement

Settlement Agreement

On March 6, 2023, Altitude International Holdings, Inc. (the “Company”), Altitude Hospitality, LLC and Trident Water, LLC, together with the Company’s wholly owned subsidiaries (collectively referred to as the “Loan Parties”) entered into a Settlement Agreement (the “Settlement Agreement”) with FVP Servicing, LLC (“FVP”), the administrative agent for certain lenders, and certain lenders (the “Lenders”). The Settlement Agreement relates to events of default by the Company under that certain Amended and Restated Loan Agreement (the “September Loan Agreement”) executed on September 2, 2022 with FVP and the Lenders.

Under the terms of the Settlement Agreement, the Company agreed to assign 100% of the membership interests of Altitude Hospitality, LLC to FVP’s designee.

In consideration for the assignment of the membership interests of Altitude Hospitality, LLC, the existing debt owed by the Company to the Lenders under the September Loan Agreement was reduced by an amount of $18,255,476.11 (the “Partial Satisfaction Amount”). The Loan Parties also agreed to enter into a new loan agreement (the “New Loan Agreement”) in favor of the Lenders with a principal amount of $750,000 to be used to pay off all existing amounts due under the September Loan Agreement. Upon the execution of the Settlement Agreement and the New Loan Agreement, all remaining existing debt owed by the Loan Parties under the September Loan Agreements was satisfied in full and the September Loan Documents terminated, subject to certain limited contingent indemnification obligations that survive the termination and repayment.

The manager of Altitude Hospitality resigned from Altitude Hospitality as required by the Settlement Agreement. Gregory Breunich will continue to serve as the Company’s CEO and Chairman.

New Loan Agreement

On March 6, 2023, the Company and Trident Water, LLC, entered into a New Loan Agreement with FVP and the Lenders. The proceeds of the New Loan Agreement, in the original principal amount of $750,000.00, were disbursed to fully pay and settle the September Loan Agreement.

Under the terms of the New Loan Agreement, the maturity date of the loan is June 30, 2025 and the Company and the Loan Parties agreed to pay an interest rate of twelve percent (12%) per annum. Through September 2024, the Company shall make interest only payments under the Loan Agreement, after which it will make payments of $7,500 per month plus accrued interest until the maturity date, at which point all amounts due under the New Loan Agreement shall be paid.

In connection with the New Loan Agreement, the Company also entered into several related documents. These include a Payment Guaranty through which the Company agreed that its wholly-owned subsidiaries would guarantee the New Loan, a Security Agreement securing the debt, Promissory Notes in favor of the Lenders under the Loan Agreement, and a Third Amended and Restated Exclusivity Agreement with Feenix Payment Systems, LLC (“FPS”) governing the merchant services utilization of credit card processing and other related services provided by FPS to the Company and its subsidiaries.

Item 2.01 Completion of Acquisition or Disposition of Assets

Pursuant to the Settlement Agreement described in Item 1.01 herein, the Company assigned its subsidiary, Altitude Hospitality, LLC, to FVP’s designee for the benefit of the Lenders. As a result of the assignment of Altitude Hospitality, LLC under the Settlement Agreement, all agreements previously executed by Altitude Hospitality were also assigned to FVP’s designee. These assignments include the Purchase and Sale Agreement with STORE Capital Acquisitions, LLC, a Delaware limited liability company (“STORE”), the Lease Agreement with STORE, and the Membership Agreement with TMH Worldwide, Inc. All related debt related (as disclosed on the balance sheet in prior filings) to Altitude Hospitality, LLC, along with the applicable recordation of assets (as disclosed in the footnotes to the consolidated financial statements in prior filings) was assigned to FVP’s designee as part of the Settlement Agreement.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement between Altitude International Holdings, Inc., Altitude Hospitality, LLC, Trident Water, LLC, FVP Servicing, LLC and certain lenders dated March 6, 2023
10.2	Loan Agreement between Altitude International Holdings, Inc., Trident Water, LLC, FVP Servicing, LLC and certain lenders dated March 6, 2023
10.3	Security Agreement between Altitude International Holdings, Inc., Trident Water, LLC, FVP Servicing, LLC and certain lenders dated March 6, 2023
10.4	Payment Guaranty between Altitude International Holdings, Inc., Trident Water, LLC, FVP Servicing, LLC and certain lenders dated March 6, 2023
10.5	Third Amended and Restated Exclusivity Agreement between Altitude International Holdings, Inc. and its subsidiaries and Feenix Payment Systems, LLC dated March 6, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2023

ALTITUDE INTERNATIONAL, INC.

By:	/s/ Gregory Breunich
Name:	Gregory Breunich
Title:	Chief Executive Officer